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                                                                   EXHIBIT 10.26

                        RELEASE AND SETTLEMENT AGREEMENT


         THIS AGREEMENT dated this 19th day of January, 2001 by and between SAVAGE ARMS, INC. (hereinafter referred to as "Savage") and INTELECT COMMUNICATIONS, INC. (hereinafter referred to as "Intelect").

         WHEREAS, Savage is a wholly owned subsidiary of Savage Sports Corporation, a corporation organized and existing under the laws of the state of Delaware with its principal place of business in Westfield, Hampden County, Massachusetts; and

         WHEREAS, Intelect is a corporation organized and existing under the laws of the state of Delaware, with its principal place of business in Richardson, Texas; and

         WHEREAS, on or about June 21, 2000, Savage commenced an action against Intelect in the Superior Court Department of the Trial Court in Hampden County, Massachusetts, in which it seeks, inter alia, a declaration that Intelect is obligated to indemnify Savage for Savage's costs, expenses and liabilities incurred in connection with certain litigation commonly known and referred to by Savage and Intelect as "the Emhart Litigation, the Taylor Litigation and the Gower Litigation", as well as all future product liability claims (the "Action"); and

         WHEREAS, Intelect has at all times and in all pleadings filed in the Action denied liability to Savage; and

         WHEREAS, the parties desire to avoid further controversy and to resolve amicably the Action without further litigation.



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         NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Savage and Intelect agree as follows:

         1. Intelect and its affiliates shall defend Savage and indemnify and hold harmless Savage and its affiliates, directors, officers, agents, employees, stockholders, heirs, executors, administrators, legal representatives, predecessors, successors and assigns from all demands, claims, suits, actions, judgments, requests for relief, or proceedings related to or arising out of the Taylor Litigation, and in connection with the Gower Litigation, for up to twenty-five percent (25%) of the attorneys' fees, related costs and final judgment obligations, if any, ultimately attributable to Savage, to the extent such fees, costs and/or liability awards in such litigation matters are not covered or extinguished by available insurance coverage. The obligation to defend shall include, without limitation, legal fees, litigation expenses and costs, investigative expenses and costs, appeal costs (including bonds) incurred to the date of this Agreement and which may be incurred in the future. Intelect shall also reimburse Ronald Coburn for the reasonable time he dedicates in responding to those liability claims asserted against Intelect and/or Savage involving any Savage firearm that was manufactured during the time that Intelect or its predecessors owned the operations of Savage Arms. Intelect shall reimburse Mr. Coburn at the rate he has historically charged for such services or an amount that is reasonably related thereto.



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         2. Intelect shall pay to Savage the sum of One Million One Hundred
         Fifty-two Thousand Two Hundred Thirty-two and 11/100 Dollars ($1,125,396.04) as follows:

                  a. Upon Execution of this Agreement       -    $568,896.04

                  b. Future Payments:

                         April 1, 2001                      -      79,500.00
                         July 1,2001                        -      79,500.00
                         September 1, 2001                  -      79,500.00
                         January 1,2002                     -      79,500.00
                         April 1,2002                       -      79,500.00
                         July 1,2002                        -      79,500.00
                         September 1, 2002                  -      79,500.00

                  All payments made by Intelect pursuant to this paragraph shall be credited against the judgment as defined in paragraph 5 of this Agreement.

         3. Savage will have Intelect listed as a named insured on three insurance policies purchased in connection with the Emhart Litigation: a primary liability policy with One Million Dollars ($1,000,000.00) coverage for an initial term of five (5) years, an umbrella policy in the amount of Five Million Dollars ($5,000,000.00) and a fully paid up tail policy in the amount of Five Million Dollars ($5,000,000.00), retroactive to the commencement of such policies. Intelect shall further pay to Savage its proportionate share of the renewal premium for the primary liability policy as set forth above, upon presentation of a statement by Savage, but in no event later than thirty (30) days prior to the due



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         date for such insurance premiums. It is understood that the primary liability policy, under the requirements of the settlement by Savage of the Emhart Litigation, must be maintained by continuous payment of premiums five years in advance. Savage and Intelect hereby agree that the deductible for the liability policy may be increased to Five Hundred Thousand Dollars ($500,000.00), to reduce premium costs. It is also agreed that, based on such deductible, the current premium due for the fifth year of the policy is anticipated to be approximately Three Hundred Thousand Dollars ($300,000.00), of which Intelect will be responsible for One Hundred Eighty Thousand Dollars ($180,000.00) and Savage responsible for One Hundred Twenty Thousand Dollars ($120,000.00). If the premium for the fifth year of the policy is less than $300,000.00, Savage and Intelect's shares of the premium shall be the same percentage as they would have been if the premium had been $300,000.00. In the event that the premium for the fifth year of the policy is in excess of $300,000.00, Savage shall pay $120,000.00 and Intelect shall pay the balance of the premium. Intelect agrees that it shall be responsible for payment of any deductible up to Five Hundred Thousand Dollars ($500,000.00), in the event of any claim requiring payment of part or all of such deductible and involving any Savage firearm that was manufactured during the time that Intelect or its predecessors owned the operations of Savage Arms.

         4. Intelect will be involved and consulted in the process of selecting liability insurance on an annual basis. It is further agreed that for all subsequent years, the premium cost for the primary liability policy will be allocated between Savage



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         and Intelect, based on an actuarial determination reasonably made by
         Savage's insurance brokers. Savage agrees to make reasonable efforts to obtain primary liability coverage for future years as required under the Emhart Settlement Agreement at the then-lowest cost available in the insurance market. Savage will use its best efforts to convince Black & Decker in the future to forego the strict insurance requirements of five years advance coverage as required under the Emhart settlement agreement.

         5. Intelect shall enter into an agreement for judgment in the present action between the parties pending in the Hampden County, Massachusetts, Superior Court, in the form attached hereto as Exhibit "A". So long as there is not an Event of Default as defined in paragraph 6 hereof, Savage shall forebear from taking any action to record, enforce, or otherwise execute upon the judgment.

         6. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                  a. Intelect fails to pay when due any amount due under this Agreement and such failure to pay is not cured within fifteen (15) days of Intelect receiving written notice from Savage of an overdue payment;

                  b. The filing by Intelect or any successor entity of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing;




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                  c.       The filing against Intelect or any successor entity
                           of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, which petition is not dismissed within sixty (60) days of the date of filing;

                  d. A custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of all or any material portion of the assets of Intelect or any of its Affiliates and such appointment is not set aside within sixty (60) days of the date of its issuance.

         7. Upon and at any time after the occurrence and during the continuance of any Event of Default, Savage may take any or all of the following actions:

                  a. Declare all or any part of the amounts due under this Agreement to be immediately due and payable whereupon such outstanding amounts shall become immediately due and payable without further demand or other notice of any kind;

                  b. Take any and all actions available to it to enforce the Judgment.

         8. This Agreement constitutes the entire understanding between Savage and Intelect with respect to the Action and any promises, representations or warranties not herein contained shall have no force and effect.

         9. This Agreement may be amended, modified, supplemented or changed in whole or in part only by an agreement in writing and executed by each of




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                  the parties hereto. Any of the terms and conditions of this
                  Agreement may be waived in whole or in part, but only by an agreement in writing and executed by the party that is entitled to the benefit thereof.

         10. Intelect and Savage acknowledge and agree that the October 3,1995 Stock Purchase Agreement and the January 3,1997 Commitment Agreement remain fully enforceable according to their terms and the terms of this Agreement are intended to supplement and amend such Agreements. The terms of this Agreement shall not cause a novation nor shall it extinguish, terminate or impair the respective rights and obligations of Intelect and Savage under the 1995 Stock Purchase Agreement and 1997 Commitment Agreement. Except to the extent inconsistent with the terms of this Agreement, all other provisions of the 1995 Stock Purchase Agreement and the 1997 Commitment Agreement shall remain unchanged and in full force and effect.

         11.      RELEASES

                  Except as to any claims and obligations arising out of the October 3,1995 Stock Purchase Agreement, the January 3,1997 Commitment Agreement and this Release and Settlement Agreement, Savage hereby releases and discharges Intelect and its affiliates, predecessors, successors, assigns, officers, directors, employees, agents and attorneys from all actions, causes of actions suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands whatsoever, in law or equity, known or unknown, foreseen or




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         unforeseen, which Savage and any of its assigns, affiliates, predecessors, successors, directors, shareholders, employees, agents, representatives, attorneys and insurers ever had, now have, or hereafter can, shall, or may have from, upon, or by reason of any matter, cause or thing whatsoever at any point in time up to and including the date of the Release and Settlement Agreement.

                  Except as to any claims and obligations arising out of the October 3,1995 Stock Purchase Agreement, the January 3,1997 Commitment Agreement and this Release and Settlement Agreement, Intelect hereby releases and discharges Savage and its affiliates, predecessors, assigns, officers, directors, employees, agents and attorneys from all actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands whatsoever, in law or equity, known or unknown, foreseen or unforeseen, which Intelect and any of its assigns, affiliates, predecessors, successors, directors, shareholders, employees, agents, representatives, attorneys and insurers ever had, now have, or hereafter can, shall, or may have from, upon, or by reason of any matter, cause or thing whatsoever at any point in time up to and including the date of this Release and Settlement Agreement.

         12. The terms of this Agreement and the discussions leading up to it concerning it shall be kept strictly confidential, should not be disclosed to any person other than the parties' business and legal advisors, or government agencies on an as-needed basis, for any reason, except on written consent of all




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         parties or pursuant to a lawful court order as to which all parties to this Agreement have had prior notice and opportunity to be heard.

         13. This Agreement represents settlement of a disputed claim, and by entering into the Agreement, Intelect is not admitting to any liability or fault.

         14. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective affiliates, directors, officers, agents, employees, stockholders, heirs, executors, administrators, legal representatives, predecessors, successors and assigns.

         15. This Agreement may be assigned by Savage to any of its Affiliates.

         16. The parties hereto represent that they have authority to enter into this Agreement, and acknowledge and agree that no other promises, covenants or agreements have been made by or on behalf of any of them in order to induce the execution of this Agreement.

         17. This Agreement shall be delivered in the Commonwealth of Massachusetts and shall be governed, construed and interpreted in all respects in accordance with the law of the Commonwealth of Massachusetts without regard to the conflict of laws and principles thereof.

         18. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing to the following addresses:

                Intelect Communications, Inc.
                Attn: Robert P. Capps
                1240 East Campbell Road
                Richardson, TX 75081




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                with a copy to:

                Richard D. Anigian, Esq.
                Haynes and Boone, LLP
                901 Main Street, Suite 3100
                Dallas, TX 75202

                Savage Arms, Inc.
                Attn: Ronald Coburn
                100 Springdale Road
                Westfield, MA 01085


         NOW THEREFORE, the parties hereto set their hands and seals.

                                        SAVAGE ARMS, INC.

                                        By
                                          --------------------------------------
                                               Ronald Coburn, Its President



                                        INTELECT COMMUNICATIONS, INC.



                                        By /s/ ROBERT P. CAPPS
                                          --------------------------------------
                                               Robert P. Capps, Its Executive
                                                        Vice President



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